SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Municipal High Income Fund Inc. was held on February 27, 2015 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:





   No. Shares


Robert D. Agdern
Affirmative



1  9,616,353.030
Withhold
352,291.900



Carol L. Colman
Affirmative



      1    9,539,328.030
Withhold
429,316.900



Riordan Roett

Affirmative
1  9,563,211.030
Withhold
405,433.900



Kenneth D. Fuller
Affirmative



1  9,611,182.030
Withhold
357,462.900



At April 30, 2015, in addition to Robert D. Agdern, Carol L. Colman, Riordan Roett and Kenneth D. Fuller, the other Directors of the Fund were as follows:

Daniel P. Cronin
Paolo M. Cucchi
Leslie H. Gelb
William R. Hutchinson
Eileen A. Kamerick